UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 19, 2010

EDISON MISSION ENERGY
(Exact name of registrant as specified in its charter)

DELAWARE	333-68630	95-4031807
(State or other jurisdiction of	(Commission File number)	(I.R.S. Employer
incorporation)		Identification No.)

18101 Von Karman Avenue, Suite 1700
Irvine, California  92612
(Address of principal executive offices, including zip code)

949-752-5588
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

    This current report includes forward-looking statements. Edison Mission Energy has based these forward-looking statements on its current expectations and projections about future events in light of its knowledge of facts as of the date of this current report and its assumptions about future circumstances. These forward-looking statements are subject to various risks and uncertainties that may be outside Edison Mission Energy’s control. Edison Mission Energy has no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise. This current report should be read with Edison Mission Energy’s Annual Report on Form 10-K for the year ended December 31, 2009 and subsequent Quarterly Reports on Form 10-Q.

Item 8.01  Other Events

Midwest Generation, LLC (“Midwest Generation”) Environmental Permit

On November 19, 2010, the Illinois Environmental Protection Agency issued a construction permit to Midwest Generation authorizing the construction of flue gas desulfurization (“FGD”) equipment and particulate emissions controls at the Waukegan Generating Station’s Unit 7.  Midwest Generation is a direct subsidiary of Edison Mission Energy.

The construction permit authorizes Midwest Generation to install a dry sorbent injection system using Trona or its equivalent to meet the SO2 reduction and FGD equipment requirements contained in the Illinois Combined Pollutant Standard (“CPS”).  The permit also authorizes Midwest Generation to convert the existing electrostatic precipitator to a “cold-side” design which will improve removal efficiency of particulate matter to satisfy the particulate control requirements of the CPS.

Midwest Generation has not made final decisions as to whether the project will be undertaken at Unit 7 and its decision remains subject to various factors, such as market conditions, regulatory and legislation developments, forecasted commodity prices, and applicable capital and operating costs.  Illinois regulations require construction to begin under the permit within twelve months of the date the permit was granted.

For more discussion regarding Midwest Generation’s permitting and planning activities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management’s Overview—Environmental Developments—Midwest Generation Environmental Compliance Plans and Costs” in Edison Mission Energy’s Form 10-Q for the period ended September 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EDISON MISSION ENERGY
(Registrant)
/s/ John P. Finneran, Jr.

John P. Finneran, Jr.
Senior Vice President and Chief Financial Officer

Date:  November 23, 2010